Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-150452) of Lightning Gaming, Inc. and subsidiaries of our report dated March 30, 2020, relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2019, and the financial statement schedule for the year ended December 31, 2019, which appear in this annual report on Form 10-K for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP)

Lancaster, Pennsylvania

March 30, 2021